UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 1, 2008 (November 24, 2008)
Date of Report (Date of earliest event reported)

AFTERSOFT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regus House, Herons Way, Chester Business Park
Chester, UK CH4 9QR
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 489 3138

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Change in Control of Registrant.

On November 24, 2008 (the “Dividend Distribution Date”), Auto Data Network, Inc. (“ADNW”), the former parent of Aftersoft Group, Inc. (“Aftersoft”), distributed a dividend of the 71,250,000 shares of Aftersoft common stock that ADNW owned at such time in order to complete the previously announced spin-off of Aftersoft’s businesses. The dividend shares were distributed in the form of a pro rata dividend to the holders of record as of November 17, 2008 (the “Record Date”) of ADNW’s common and convertible preferred stock. Each holder of record of shares of ADNW common and preferred stock as of the close of business on the Record Date was entitled to receive 0.6864782 shares of Aftersoft's common stock for each share of common stock of ADNW held at such time, and/or for each share of ADNW common stock that such holder would own, assuming the convertible preferred stock owned on the Record Date was converted in full.

Due to the nature of the dividend distribution, the ex-dividend date was set by NASDAQ as Tuesday, November 25, 2008, one day following the Dividend Distribution Date. No consideration was paid by any ADNW shareholder to receive the distribution of the dividend shares. Only whole shares were delivered to ADNW shareholders, so any resulting fractional shares in calculating the dividend were rounded up to the nearest whole number, which rounding up resulted in the issuance of an aggregate additional amount of approximately 8,247 shares.

As a result of Aftersoft’s ownership of certain ADNW securities, Aftersoft received approximately 13,965,295 shares of its own common stock in connection with the dividend distribution.

Prior to the spin-off, ADNW owned approximately 77% of Aftersoft’s issued and outstanding common stock. Subsequent to and as a result of the spin-off, Aftersoft is no longer a subsidiary of ADNW.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 1, 2008		Aftersoft Group, Inc.

	By:	/s/ Ian Warwick
Name: Ian Warwick Title: Chief Executive Officer